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                                                        EXHIBIT 10.16

                         DOCUMENT SCIENCES CORPORATION
                        6333 GREENWICH DRIVE, SUITE 120
                              SAN DIEGO, CA 92122
                                 (619) 625-2000
                               (619) 265-2021 FAX

May 13, 1994

Mr. Thomas J. Anthony
2 Rollingview Lane
Fallbrook, CA 92028

Dear Tom,

I am pleased to offer you a position in Document Sciences Corporation. The position is Vice President of Sales reporting to me. Your start date will be May 25, with a beginning base salary of $90,000 per year, plus a commission plan. As an additional incentive, you will receive stock options to purchase 20,000 shares of Document Sciences Corporation common stock, subject to approval of the board of directors and state and federal regulations.

Your payroll and benefits will be administered through the TriNet Employment Group. In order that you have a clear understanding of your status and benefits, please refer to the TriNet Employee Handbook and the Addendum to the Employee Handbook.

You will be an employee at will, and neither this letter nor any of our plans or policies constitute an employment contract between you and Document Sciences.

In accordance with our standard policy, you will be required to pass a drug test as part of the employment process. Please contact Jane Branch to arrange testing for you.

I am looking forward to your accepting this offer and joining us. Please indicate your acceptance in all respects by signing in the space below and returning this letter to me. If you have any questions, please call.


Very truly yours,



/s/ TONY N. DOMIT
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Tony N. Domit
President and CEO

/s/ THOMAS J. ANTHONY
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Thomas J. Anthony                       Date

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                          DOCUMENT SCIENCES CORPORATION
                         6333 GREENWICH DRIVE, SUITE 120
                               SAN DIEGO, CA 92122
                                 (619) 625-2000
                               (619) 265-2021 FAX

June 3, 1994

Mr. Thomas J.  Anthony
2 Rollingview Lane
Fallbrook, CA  92028

Dear Tom,

This letter will serve as an addendum to my letter of May 13, 1994 and will clarify the terms of your employment with Document Sciences Corporation.

For June, July and August of 1994, you will receive a minimum guaranteed commission of .75% of quota. Quota is understood to be 1994 Plan "booked" revenue.

Your commission will be .75% on all domestic booked revenue. Booked revenue is defined as bona fide orders for initial licenses, applications, options, consulting and training from qualified domestic customers who have signed license agreements, schedule A's and/or service agreements.

In the event that Document Sciences decides to terminate your employment, you will be entitled to receive notification three months in advance of the termination date. During that time, you would be expected to provide services on a full time basis to Document Sciences. Of course, if you elect to terminate your employment prior to the end of the three month notification period, your salary and benefits will be discontinued.

Please acknowledge your agreement with the terms of this letter by signing a copy and returning it to me.

Sincerely,

/s/ TONY N. DOMIT
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Tony N. Domit
President and CEO

Agreed

/s/THOMAS J. ANTHONY
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Thomas J. Anthony                                    Date